Exhibit 10.2

GUARANTEE AGREEMENT

GUARANTEE AGREEMENT, dated as of June 21, 2024 (as amended, restated, supplemented, or otherwise modified from time to time, this “Guarantee”), made by STARWOOD CREDIT REAL ESTATE INCOME TRUST, a Maryland statutory trust having its principal place of business at 2340 Collins Avenue, Miami Beach, Florida 33139 (“Guarantor”), in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Buyer”) and any of its parent, subsidiary or affiliated companies.

RECITALS

Pursuant to that certain Master Repurchase and Securities Contract, dated as of June 21, 2024, between and among SCREDIT Mortgage Funding Sub-2, LLC, a Delaware limited liability company (“Seller 1”) and SCREDIT Mortgage Funding Sub-2-T, LLC, a Delaware limited liability company (“Seller 2” and together with Seller 1, individually and collectively as the context may require, “Seller”) and Buyer (as amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), Seller agreed to sell, from time to time, to Buyer certain Whole Loans, Senior Interests, Mezzanine Loans and Mezzanine Participation Interests, each as defined in the Repurchase Agreement (collectively, the “Purchased Assets”), upon the terms and subject to the conditions as set forth therein.

Pursuant to the terms of that certain Custodial Agreement by and between Computershare Trust Company, N.A. (“Custodian”), Buyer, Seller 1 and Seller 2 dated as of June 21, 2024 (the “Custodial Agreement”), Custodian is required to take possession of the Purchased Assets, along with certain other documents specified in the Custodial Agreement, as Custodian of Buyer and any future purchaser, on several delivery dates, in accordance with the terms and conditions of the Custodial Agreement. The Repurchase Agreement, the Custodial Agreement, this Guarantee and any other agreements executed in connection with the Repurchase Agreement and the Custodial Agreement shall be referred to herein as the “Repurchase Documents”.

It is a condition precedent to Buyer purchasing the Purchased Assets pursuant to the Repurchase Agreement that Guarantor shall have executed and delivered this Guarantee with respect to the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following: (a) all payment obligations owing by Seller to Buyer under or in connection with the Repurchase Agreement and any other Repurchase Documents, including, without duplication, all interest and fees that accrue after the commencement by or against Seller or Guarantor of any Insolvency Proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding (in each case, whether due or accrued); (b) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; (c) all expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by Buyer in the enforcement of any of the foregoing or any obligation of Guarantor hereunder; and (d) any other obligations of Seller with respect to Buyer under each of the Repurchase Documents, including, without limitation, all indemnification obligations thereunder (collectively, the “Obligations”).

NOW, THEREFORE, in consideration of the foregoing premises, to induce Buyer to enter into the Repurchase Documents and to enter into the transactions contemplated thereunder, Guarantor hereby agrees with Buyer, as follows:

1. Defined Terms. Unless otherwise defined herein, terms which are defined in the Repurchase Agreement and used herein are so used as so defined.

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Capital Stock” shall mean, with respect to any Person, (i) any share, interest, participation and other equivalent (however denominated) of capital stock of (or other ownership, equity or profit interests in) such Person, (ii) any warrant, option or other right for the purchase or other acquisition from such Person of any of the foregoing, (iii) any security convertible into or exchangeable for any of the foregoing, and (iv) any other ownership or profit interest in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date.

“Cash and Cash Equivalents” shall mean for any Person and its consolidated Subsidiaries, the sum, without duplication and determined on a combined basis, in the aggregate, of all unrestricted assets classified as cash and cash equivalents in accordance with GAAP including, but not limited to (a) cash including currency on hand or immediately available federal funds, including such funds delivered by wire transfer, (b) commercial paper in an aggregate amount of not more than $50,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P, (c) securities free and clear of all liens and scheduled to mature within 90 days and issued or fully guaranteed or insured by the United States Government or any agency thereof, (d) money market deposit accounts issued or offered by any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P, and (e) certificates of deposit with Purchaser or a member of the Federal Reserve System that issues (or the parent of which issues) commercial paper rated as described in clause (b) above, is organized under the laws of the United States or any state thereof and has combined capital and surplus of at least $1,000,000,000.

“Cash Liquidity” shall mean, for any Person and its consolidated Subsidiaries, on any date, the sum of (i) Cash and Cash Equivalents held by such Person and its consolidated Subsidiaries (ii) the amount of Undrawn Borrowing Capacity of such Person, (iii) the fair market value of the unrestricted CMBS and CLO securities of such Person which are rated at least AAA- by Standard & Poor or Aaa3 by Moody’s on a long-term basis, calculated in accordance with GAAP as of such date and (iv) the aggregate SCG Capital Commitment as of such date.

“Consolidated Net Income” shall mean, with respect to any Person for any Test Period, the consolidated net income (or loss) of such Person and its Subsidiaries for such Test Period as determined on a consolidated basis in accordance with GAAP.

“Convertible Debt Securities” shall mean any debt securities of Guarantor, the terms of which provide for conversion into Capital Stock, cash by reference to such Capital Stock, or a combination thereof.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“EBITDA” shall mean, with respect to any Person for any Test Period, an amount equal to the sum of (i) Consolidated Net Income of such Person (prior to any impact from minority interests or joint venture net income and before deduction of any dividends on preferred stock), plus the following (but only to the extent actually included in determination of such Consolidated Net Income): (A) depreciation and amortization expense, (B) Interest Expense, (C) income tax expense, and (D) extraordinary or non-recurring gains and losses, plus (ii) such Person’s proportionate share of Consolidated Net Income of the joint venture investments and unconsolidated Affiliates of such Person, all with respect to such Test Period, plus (iii) amounts deducted in accordance with GAAP in respect of other non-cash expenses in determining such Consolidated Net Income for such Person and plus (iv) amounts deducted in accordance with GAAP in determining such Consolidated Net Income for such Person in respect of expenses that were paid or reimbursed to such Person by SCG.

“Fixed Charge Coverage Ratio” shall mean with respect to any Person and for any Test Period at any time, the EBITDA for such period, divided by the Fixed Charges for the same period.

“Fixed Charges” shall mean with respect to any Person and for any Test Period at any time, the amount of recurring monthly interest paid in cash with respect to Indebtedness as shown on such Person’s consolidated statement of cash flow in accordance with GAAP as offset by the amount of receipts pursuant to net receive interest rate swap agreements of such Person and its consolidated Subsidiaries during the applicable period.

“Indebtedness” shall mean, for any Person, without duplication, obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person) upon which interest charges are customarily paid and reflected as debt on the Guarantor’s consolidated balance sheet in accordance with GAAP other than trade accounts payable arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered. Notwithstanding the foregoing, with respect to any Person, Non-Recourse Indebtedness owing pursuant to a securitization transaction such as a REMIC securitization, a collateralized loan obligation transaction or other similar securitization under the laws of the United States of America shall not be considered Indebtedness for such Person.

“Interest Expense” shall mean, with respect to any Person for any Test Period, the amount of total interest expense incurred by such Person and its Subsidiaries, including capitalized or accruing interest (but excluding interest funded under a construction loan), all with respect to such Test Period, determined on a consolidated basis in accordance with GAAP.

“Leverage Ratio” shall mean as of any date of determination, the ratio of (i) Total Indebtedness to (ii) Total Assets.

“Net Worth” shall mean with respect to Guarantor and its consolidated Subsidiaries, as of any date of determination, the sum of (I) all amounts which would be included under capital or shareholders’ equity (or any like caption) on a consolidated balance sheet of the Guarantor pursuant to GAAP, plus (a) the aggregate amounts of (i) accumulated depreciation and amortization related to properties and (ii) accrued but unpaid shareholder servicing fees charged directly to equity, and excluding (b) the aggregate amount of non-credit related valuation adjustments reflecting (i) valuation declines below par and (ii) valuation increases above par in the fair market valuations of debt assets (including loans and securities) and liabilities, and minus (c) the amount by which (i) the principal balance of any mortgage loan or mezzanine loan held by such Person or its Subsidiaries exceeds (ii) the market value of the collateral securing such loan, as determined by Guarantor in its sole good faith discretion, all on or as of such date, determined, in each case, on a consolidated basis without duplication and (II) the aggregate SCG Capital Commitment as of such date.

“Non-Recourse Indebtedness” shall mean, with respect to any Person and any date, Indebtedness of such Person for borrowed money in respect of which recourse for payment is contractually limited to specific assets encumbered by a Lien securing such Indebtedness (except for customary non-recourse exceptions for fraud, misapplication of funds, environmental indemnities, insolvency events, non-approved transfers or other “bad act” events, cost overruns, completion or carry costs (any such exception, for purposes of this definition, a “Customary Recourse Exception”)); provided, that indebtedness arising pursuant to Customary Recourse Exceptions shall not constitute Non-Recourse Indebtedness (and shall constitute Recourse Indebtedness) from and after any demand being made for the payment or performance of such indebtedness or the conditions to triggering such recourse under the related agreement having occurred.

“Recourse Indebtedness” shall mean, with respect to any Person and any date, all Indebtedness except for Non-Recourse Indebtedness.

“Restricted Cash” shall mean for any Person, any amount of cash of such Person that is either encumbered with a prior lien or claim or is contractually required to be set aside, segregated or otherwise reserved.

“SCG” shall mean Starwood Real Estate Income Holdings, L.P., a Delaware limited partnership (“Starwood Real Estate Income Holdings”) or any Affiliate of Starwood Real Estate Income Holdings and any of their respective predecessor entities.

“SCG Capital Commitment” shall mean, as of any date of determination, the amount of the uncalled capital commitment of SCG for which Guarantor has a right to call capital from SCG pursuant to the SCG Subscription Agreement.

“SCG Subscription Agreement” shall mean that certain Subscription Agreement, dated as of November 13, 2023, from Starwood Real Estate Income Holdings to Guarantor, pursuant to which Starwood Real Estate Income Holdings has committed to purchase Class E common shares of beneficial interests of Guarantor, as same may be amended, modified and/or restated from time to time.

“Test Period” shall mean for any calendar quarter, the twelve (12) month period ending as of the last day of such calendar quarter, commencing with the calendar quarter ending March 31, 2025.

“Total Assets” shall mean, with respect to any Person on any date, (i) an amount equal to the aggregate book value of all assets owned by such Person and its Subsidiaries on a consolidated basis and the proportionate share of assets owned by non-consolidated Subsidiaries of such Person, plus (ii) the aggregate amount of accumulated depreciation and amortization related to properties, less (iii) the amount by which (A) the principal balance of any mortgage loan or mezzanine loan held by such Person or its Subsidiaries exceeds (B) the market value of the collateral securing such loan, as determined by Guarantor in its sole good faith discretion, and excluding (iv) the aggregate amount of non-credit related valuation adjustments reflecting (A) valuation declines below par and (B) valuation increases above par in the fair market valuations of debt assets (including loans and securities) and liabilities, all on or as of such date, and determined in each case, on a consolidated basis without duplication, in accordance with GAAP.

“Total Indebtedness” shall mean, with respect to any Person and its Subsidiaries on a consolidated basis, as of any date of determination, the aggregate Indebtedness of such Person plus the proportionate share of all Indebtedness of all non-consolidated Subsidiaries of such Person as of such date determined in accordance with GAAP (in each case, excluding Non-Recourse Indebtedness).

“Undrawn Borrowing Capacity” shall mean, with respect to any Person as of any date, the total undrawn borrowing capacity available to such Person and its direct or indirect Subsidiaries under any repurchase and credit facilities and similar agreements to which they are a party, but (i) with respect to any such repurchase or credit facility or similar agreement that is a secured facility, solely to the extent that collateral has been approved by and pledged to the related buyer or lender under such facility, and (ii) with respect to any such credit facility or similar agreement that is an unsecured facility, solely to the extent that such undrawn borrowing capacity is committed by the related lender.

“U.S. Special Resolution Regime” means (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

2. Guarantee. (a) Guarantor hereby unconditionally and irrevocably guarantees to Buyer the prompt and complete payment and performance by Seller when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(b) Notwithstanding anything herein to the contrary, but subject to clause (c) below, the maximum liability of Guarantor hereunder and under the Repurchase Documents shall in no event exceed twenty-five percent (25%) of the then-currently unpaid aggregate Repurchase Price of all Purchased Assets.

(c) Notwithstanding the foregoing, the limitation on recourse liability as set forth in subsection (b) above SHALL BECOME NULL AND VOID and shall be of no further force and effect and the Obligations shall be fully recourse to Seller and Guarantor, jointly and severally, upon the occurrence of any of the following:

(i) a voluntary bankruptcy or insolvency proceeding is commenced by Seller, Pledgor or Guarantor under the U.S. Bankruptcy Code or any similar federal or state law; or

(ii) an involuntary bankruptcy or insolvency proceeding is commenced against Seller, Pledgor or Guarantor in connection with which Seller, Pledgor, Guarantor or any Affiliate of any of the foregoing has or have colluded in any way with the creditors commencing or filing such proceeding.

(d) In addition to the foregoing and notwithstanding the limitation on recourse liability set forth in subsection (b) above, Guarantor shall be liable for any losses, costs, claims, expenses or other liabilities incurred by Buyer arising out of or attributable to the following items:

(i) any material breach of the separateness covenants set forth in Article 9 of the Repurchase Agreement;

(ii) any material breach of any representations and warranties by Guarantor contained in any Repurchase Document and any material breach by Seller, Pledgor or Guarantor, or any of their respective Affiliates, of any representations and warranties relating to Environmental Laws, or any indemnity for costs incurred in connection with the violation of any Environmental Law, the correction of any environmental condition, or the removal of any Materials of Environmental Concern, in each case in any way affecting Seller’s, Pledgor’s or Guarantor’s properties or any of the Purchased Assets; and

(iii) fraud or intentional misrepresentation by Seller, Pledgor, Guarantor or any other Affiliate of Seller, Pledgor or Guarantor in connection with the execution and the delivery of this Guarantee, the Repurchase Agreement, or any of the other Repurchase Documents, or any certificate, report, financial statement or other instrument or document furnished to Buyer at the time of the closing of the Repurchase Agreement or during the term of the Repurchase Agreement.

(e) Nothing herein shall be deemed to be a waiver of any right which Buyer may have under Section 506(a), 506(b), 1111(b) or any other provision of the U.S. Bankruptcy Code to file a claim for the full amount of the indebtedness secured by the Repurchase Agreement or to require that all collateral shall continue to secure all of the indebtedness owing to the Buyer in accordance with the Repurchase Agreement or any other Repurchase Documents.

(f) Guarantor further agrees to pay any and all reasonable expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by Buyer in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, Guarantor under this Guarantee. This Guarantee shall remain in full force and effect until the Obligations are paid in full, notwithstanding that from time to time prior thereto Seller may be free from any Obligations.

(g) No payment or payments made by Seller or any other Person or received or collected by Buyer from Seller or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor hereunder which shall, notwithstanding any such payment or payments, remain liable for the amount of the Obligations until the Obligations are paid in full.

(h) Guarantor agrees that whenever, at any time, or from time to time, Guarantor shall make any payment to Buyer on account of Guarantor’s liability hereunder, Guarantor will notify Buyer in writing that such payment is made under this Guarantee for such purpose.

3. Subrogation. Upon making any payment hereunder, Guarantor shall be subrogated to the rights of Buyer against Seller and any collateral for any Obligations with respect to such payment; provided that Guarantor shall not seek to enforce any right or receive any payment by way of subrogation until all amounts owing by Seller to Buyer under the Repurchase Documents or any related documents have been paid in full; and further provided that such subrogation rights shall be subordinate in all respects to all amounts owing to the Buyer under the Repurchase Documents.

4. Amendments, etc. with Respect to the Obligations. Until the Obligations shall have been paid or performed in full, and subject to the provisions of Section 6 of this Guarantee, Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against Guarantor, and without notice to or further assent by Guarantor, any demand for payment of any of the Obligations made by Buyer may be rescinded by Buyer and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Buyer, and any Repurchase Document and any other document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as Buyer may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by Buyer for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Buyer shall have no obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto. When making any demand hereunder against Guarantor, Buyer may, but shall be under no obligation to, make a similar demand on Seller or any other guarantor, and any failure by Buyer to make any such demand or to collect any payments from Seller or any such other guarantor or any release of Seller or such other guarantor shall not relieve Guarantor of its Obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Buyer against Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

5. Guarantee Absolute and Unconditional. (a) Guarantor hereby agrees that its obligations under this Guarantee constitute a guarantee of payment when due and not of collection. Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Buyer upon this Guarantee or acceptance of this Guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee; and all dealings between Seller or Guarantor, on the one hand, and Buyer, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. Guarantor waives promptness, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Seller or Guarantor with respect to the Obligations. This Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity, regularity or enforceability of any Agreement, any of the Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Buyer, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by Seller against Buyer, (iii) any requirement that Buyer exhaust any right to take any action against Seller or any other Person prior to or contemporaneously with proceeding to exercise any right against Guarantor under this Guarantee or (iv) any other circumstance whatsoever (with or without notice to or knowledge of Seller or Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of Seller for the Obligations or of Guarantor under this Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against Guarantor, Buyer may, but shall be under no obligation, to pursue such rights and remedies that Buyer may have against Seller or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by Buyer to pursue such other rights or remedies or to collect any payments from Seller or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Seller or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Buyer or any Buyer against Guarantor. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon Guarantor and its successors and assigns thereof, and shall inure to the benefit of Buyer, and its successors, endorsees, transferees and assigns, until all of the Obligations shall have been satisfied by payment in full, notwithstanding any sale by Buyer of any Purchased Asset as set forth in Article 10 of the Repurchase Agreement or the exercise by Buyer of any of the other rights and remedies set forth in any of the Repurchase Documents.

(b) Without limiting the generality of the foregoing, Guarantor hereby agrees, acknowledges, and represents and warrants to Buyer as follows:

(i) Guarantor hereby waives any defense arising by reason of, and any and all right to assert against Buyer any claim or defense based upon, an election of remedies by Buyer which in any manner impairs, affects, reduces, releases, destroys and/or extinguishes Guarantor’s subrogation rights, rights to proceed against Seller, or any other guarantor for reimbursement or contribution, and/or any other rights of Guarantor to proceed against Seller against any other guarantor, or against any other person or security.

(ii) Guarantor is presently informed of the financial condition of Seller and of all other circumstances which diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Guarantor hereby covenants that it will make its own investigation and will continue to keep itself informed about each of Seller’s financial condition, the status of other guarantors, if any, of circumstances which bear upon the risk of nonpayment and that it will continue to rely upon sources other than Buyer for such information and will not rely upon Buyer or any Buyer for any such information. Absent a written request for such information by Guarantor to Buyer, Guarantor hereby waives the right, if any, to require Buyer to disclose to Guarantor any information which Buyer may now or hereafter acquire concerning such condition or circumstances including, but not limited to, the release of or revocation by any other guarantor.

(iii) Guarantor has independently reviewed the Repurchase Documents and related agreements and has made an independent determination as to the validity and enforceability thereof, and in executing and delivering this Guarantee to Buyer, Guarantor is not in any manner relying upon the validity, and/or enforceability, and/or attachment, and/or perfection of any liens or security interests of any kind or nature granted by Seller or any other guarantor to Buyer or any Buyer, now or at any time and from time to time in the future.

6. Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by Buyer upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Seller or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any of Seller or any substantial part of Seller’s property, or otherwise, all as though such payments had not been made.

7. Payments. Guarantor hereby agrees that the Obligations will be paid to Buyer without set-off or counterclaim in U.S. Dollars at the address specified in writing by Buyer.

8. Representations and Warranties. Guarantor represents and warrants that:

(a) Guarantor has the legal capacity and the legal right to execute and deliver this Guarantee and to perform Guarantor’s obligations hereunder;

(b) no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or governmental authority and no consent of any other Person (including, without limitation, any creditor of Guarantor) is required in connection with the execution, delivery, performance, validity or enforceability of this Guarantee;

(c) this Guarantee has been duly executed and delivered by Guarantor and constitutes a legal, valid and binding obligation of Guarantor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in proceedings in equity or at law);

(d) the execution, delivery and performance of this Guarantee will not violate any law, treaty, rule or regulation or determination of an arbitrator, a court or other governmental authority, applicable to or binding upon Guarantor or any of its property or to which Guarantor or any of its property is subject (“Requirement of Law”), or any provision of any security issued by Guarantor or of any agreement, instrument or other undertaking to which Guarantor is a party or by which it or any of its property is bound (“Contractual Obligation”), and will not result in or require the creation or imposition of any lien on any of the properties or revenues of Guarantor pursuant to any Requirement of Law or Contractual Obligation of Guarantor;

(e) no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the Knowledge of Guarantor, threatened by or against Guarantor or against any of Guarantor’s properties or revenues with respect to this Guarantee or any of the transactions contemplated hereby;

(f) except as disclosed in writing to Buyer prior to the date hereof or to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, Guarantor has filed or caused to be filed all tax returns which, to the Knowledge of Guarantor, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any written assessments made against it or any of Guarantor’s property and all other taxes, fees or other charges imposed on it or any of Guarantor’s property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings);

(g) Guarantor (i) has been duly organized and validly exists in good standing as a statutory trust under the laws of the State of Maryland, (ii) has all requisite power, authority, legal right, licenses and franchises, (iii) is duly qualified to do business in all jurisdictions necessary, and (iv) has been duly authorized by all necessary action, to (I) own, lease and operate its properties and assets, (II) conduct its business as presently conducted, and (III) execute, deliver and perform its obligations under the Repurchase Documents to which it is a party;

(h) Guarantor’s exact legal name is set forth in the preamble and signature pages of this Guarantee;

(i) Guarantor’s location (within the meaning of Article 9 of the UCC), and the office where Guarantor keeps all records (within the meaning of Article 9 of the UCC) is at the address of Seller referred to in Annex 1 of the Repurchase Agreement, and Guarantor has not changed its name or location within the past twelve (12) months;

(j) Guarantor’s organizational identification number is B24129157 and its tax identification number is 93-6487687; and

(k) Guarantor has complied in all material respects with all Requirements of Law. None of Guarantor nor any Subsidiaries of Guarantor, nor to the knowledge of Guarantor, any Affiliate of Guarantor (i) is in violation of any Sanctions or (ii) is a Sanctioned Target. Guarantor and all Affiliates of Guarantor are in compliance with all Ant-Corruption Laws. None of Guarantor or any Affiliate of Guarantor is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act, or otherwise required to register thereunder. Neither Guarantor nor any Affiliate of Guarantor has made, offered, promised or authorized a payment of money or anything else of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to any foreign official, foreign political party, party official or candidate for foreign political office, or (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to Guarantor, any Affiliate of Guarantor or any other Person, in violation of any Anti-Corruption Law.

Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by Guarantor on the date of each Transaction under the Repurchase Agreement, on and as of such date of the Transaction, as though made hereunder on and as of such date.

9. Covenants.

Guarantor (on a consolidated basis, but adjusted to remove the impact of consolidating any variable interest entities under the requirements of Accounting Standards Codification (“ASC”) Section 810 and/or transfers of financial assets accounted for as secured borrowings under ASC Section 860, as both of such ASC sections are amended, modified and/or supplemented from time to time) shall satisfy each of the following covenants, as tested at the end of each fiscal quarter on a consolidated basis in accordance with GAAP, consistently applied:

(a) Minimum Cash Liquidity. Guarantor shall at all times maintain Cash Liquidity of not less than the greater of (i) Ten Million Dollars ($10,000,000) and (ii) five percent (5%) of the Recourse Indebtedness of Guarantor; provided that the Cash Liquidity required to be maintained by Guarantor under this clause (ii) shall in no event exceed Forty Million Dollars ($40,000,000).

(b) Minimum Net Worth. Guarantor’s Net Worth as of the end of any fiscal quarter shall not be less than (i) $116,000,000 plus (ii) 75% of the net cash proceeds (net of underwriting discounts and commissions, and other out-of-pocket expenses incurred by Guarantor in connection with such issuance or sale) received by Guarantor from issuances or sales of its Capital Stock (other than Capital Stock constituting Convertible Debt Securities and other than Capital Stock issued or sold pursuant to the SCG Capital Commitment) occurring after December 14, 2023, minus (iii) the aggregate amount of Capital Stock that has been repurchased by Guarantor from its shareholders as of such date.

(c) Leverage Ratio. Guarantor’s Leverage Ratio as of the end of any fiscal quarter shall not be greater than 0.80 to 1.0.

(d) Fixed Charge Coverage Ratio. Guarantor’s Fixed Charge Coverage Ratio for each Test Period shall not be less than 1.25 to 1.00.

(e) Reserved.

(f) AML Compliance. Guarantor shall not cause Seller to breach any of the covenants set forth in Sections 8.19 and 8.20 of the Repurchase Agreement.

10. Severability. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11. Paragraph Headings. The paragraph headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

12. No Waiver; Cumulative Remedies. Buyer shall not by any act (except by a written instrument pursuant to Section 13 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or event of default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of Buyer, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by Buyer of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Buyer would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

13. Waivers and Amendments; Successors and Assigns; Governing Law. None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Guarantor and Buyer, provided that, subject to any limitations set forth in the Repurchase Agreement, any provision of this Guarantee may be waived by Buyer in a letter or agreement executed by Buyer or by telex or facsimile transmission from Buyer. This Guarantee shall be binding upon the heirs, personal representatives, successors and assigns of Guarantor and shall inure to the benefit of Buyer, and their respective successors and assigns. THIS GUARANTEE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO OR IN

CONNECTION WITH THIS GUARANTEE, THE RELATIONSHIP OF THE PARTIES, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

14. Notices. Notices by Buyer to Guarantor may be given by mail, or by telecopy transmission, addressed to Guarantor at the address or transmission number set forth under its signature below and shall be effective (a) in the case of mail, five days after deposit in the postal system, first class certified mail and postage pre-paid, (b) one Business Day following timely delivery to a nationally recognized overnight courier service for next Business Day delivery and (c) in the case of telecopy transmissions, when sent, transmission electronically confirmed. Notices to Buyer by Guarantor may be given in the manner set forth in the Repurchase Agreement.

15. SUBMISSION TO JURISDICTION; WAIVERS. EACH OF GUARANTOR AND BUYER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A) SUBMITS FOR GUARANTOR AND GUARANTOR’S PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTEE AND THE OTHER REPURCHASE DOCUMENTS TO WHICH GUARANTOR IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(C) AGREES THAT SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING UNDER THIS GUARANTEE MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH PARTY AT SUCH PARTY’S ADDRESS, AS SET FORTH UNDER GUARANTOR’S SIGNATURE BELOW, WITH RESPECT TO DELIVERIES SENT TO GUARANTOR, OR, WITH RESPECT TO DELIVERIES SENT TO BUYER, AT THE ADDRESS SET FORTH IN THE REPURCHASE AGREEMENT, OR, IN EITHER CASE, AT SUCH OTHER ADDRESS OF WHICH THE OTHER PARTY SHALL HAVE BEEN NOTIFIED; AND

(D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

16. Integration. This Guarantee represents the agreement of Guarantor with respect to the subject matter hereof and there are no promises or representations by Buyer or any Buyer relative to the subject matter hereof not reflected herein.

17. Acknowledgments. Guarantor hereby acknowledges that:

(a) Guarantor has been advised by counsel in the negotiation, execution and delivery of this Guarantee and the related documents;

(b) Buyer has no fiduciary relationship to Guarantor, and the relationship between Buyer and Guarantor is solely that of surety and creditor; and

(c) no joint venture exists between or among any of Buyer, Guarantor and Seller.

18. Intent. Guarantor intends (a) this Guarantee to constitute a security agreement or arrangement or other credit enhancement within the meaning of Section 101 of the Bankruptcy Code related to a “securities contract” as defined in Section 741(7)(A)(xi) of the Bankruptcy Code and, to the extent that this Guarantee relates to a Transaction under the Repurchase Agreement that has a maturity date of less than one (1) year, a security agreement or arrangement or other credit enhancement related to a “repurchase agreement” as that term is defined in Section 101(47)(A)(v) of the Bankruptcy Code, and (b) that, with respect to this Guarantee, (x) Buyer (for so long as Buyer is a “financial institution”, a “financial participant” or other entity listed in Section 555 of the Bankruptcy Code) shall be entitled to the benefits and protections afforded under Section 555 of the Bankruptcy Code with respect to a “securities contract” and (y) to the extent that this Guarantee relates to a Transaction under the Repurchase Agreement that has a maturity date of less than one (1) year, Buyer (for so long as Buyer is a “repo participant” or a “financial participant”) shall be entitled to the benefits and protections afforded under Section 559 of the Bankruptcy Code.

19. WAIVERS OF JURY TRIAL. EACH OF GUARANTOR AND BUYER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTEE OR ANY RELATED DOCUMENT AND FOR ANY COUNTERCLAIM HEREIN OR THEREIN.

20. Maintenance of Financial Covenants; Scope of Guarantee. Guarantor and Buyer each agree that, to the extent that Guarantor is obligated (either as a primary or secondary obligor) under any other repurchase agreement or warehouse facility (but specifically excluding any “wet funding” or “bridge” financing facility that allows for pledges of assets with a maximum financing term of each such pledged asset of one (1) year or less and with respect to which the related guarantor is liable to the related lender or buyer for payment of at least 75% of the aggregate outstanding principal balance or repurchase price thereunder) or any amendments thereto (whether now in effect or in effect at any time during the term of the Repurchase Agreement) to comply with a financial covenant that is comparable to any of the financial covenants set forth in this Guarantee and such comparable financial covenant is more restrictive to Guarantor or otherwise more favorable to the related lender or buyer thereunder than any financial covenant hereunder, or is in addition to any financial covenant set forth in this Guarantee, then such comparable or additional financial covenant shall, with no further action required on the part of either Guarantor or Buyer, automatically become a part hereof and be incorporated herein, and Guarantor hereby covenants to maintain compliance with such comparable or additional financial covenant at all times throughout the terms of this Guarantee. Guarantor agrees to promptly notify Buyer of the execution of any agreement, amendment or other document that would cause the provisions of this Section 20 to become effective. Guarantor further agrees, at Buyer’s request, to execute and deliver any related amendments to this Guarantee, provided that the execution of such amendment shall not be a precondition to the effectiveness of such amendment, but shall merely be for the convenience of Buyer and Guarantor.

21. Recognition of the U.S. Special Resolution Regimes.

(a) In the event that Buyer becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from Buyer of this Guarantee, and any interest and obligation in or under this Guarantee, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Guarantee, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that Buyer or a BHC Act Affiliate of Buyer becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Guarantee that may be exercised against Buyer are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Guarantee were governed by the laws of the United States or a state of the United States.

[SIGNATURES COMMENCE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned has caused this Guarantee to be duly executed and delivered as of the date first above written.

STARWOOD CREDIT REAL ESTATE INCOME TRUST, a Maryland statutory trust

By:	/s/ Marc Fox
Name: Marc Fox
Title: Chief Financial Officer

Address for Notices:

Starwood Credit Real Estate Income Trust 2340 Collins Avenue
Miami Beach, Florida 33139
Attention: SCREDIT Counsel
Email: SCREDITWarehouseNotices@starwood.com

With a copy to:

Sidley Austin LLP 787 Seventh Avenue
New York, New York 10019
Attention: Robert L. Boyd, Esq.
Email: rboyd@sidley.com

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